Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Chris Steak House, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127681) on Form S-8 of Ruth’s Chris Steak House, Inc. of our report dated March 10, 2006, with respect to the consolidated balance sheets of Ruth’s Chris Steak House, Inc. and subsidiaries as of December 26, 2004 and December 25, 2005, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 25, 2005, which report appears in the December 25, 2005 annual report on Form 10-K of Ruth’s Chris Steak House, Inc.

/s/ KPMG LLP

Orlando, Florida

March 27, 2006

Certified Public Accountants